SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (Date of earliest event reported):  June 1, 1998 (May 31, 1998)


                   AMERICAN HOME PRODUCTS CORPORATION
         (Exact name of registrant as specified in its charter)



     Delaware                      1-1225                  13-2526821
(State or other jurisdiction  (Commission File           (IRS Employer
 of incorporation)                  Number)             Identification No.)






Five Giralda Farms, Madison, New Jersey                       07940
(Address of Principal Executive Offices)                    (Zip Code)




Registrant's telephone number, including area code: 973-660-5000

Item 5.   Other Events.

          On May 31, 1998, American Home Products Corporation ("AHP"), MA Sub, Inc., a wholly owned subsidiary of AHP ("Merger Sub"), and Monsanto Company ("Monsanto") entered into an Agreement and Plan of Merger (the "Merger Agreement"). As a result of the merger, each outstanding share of Monsanto common stock would be converted into the right to receive 1.15 shares of AHP common stock. The combined company will be renamed at a later date.

          The combined company's board of directors will consist of 22 members, with representation equally divided between AHP and Monsanto. Monsanto's Chairman and Chief Executive Officer, Robert B. Shapiro, and AHP's Chairman, President and Chief Executive Officer, John R. Stafford, will be co-chairmen and co-CEOs.

          The merger is intended to constitute a reorganization under
          Section 368(a) of the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests. Consummation of the merger is subject to various conditions, including receipt of the necessary approvals of Monsanto's stockholders and AHP's stockholders and receipt of required regulatory approvals.

          The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto.


Item 7.   Financial Statements and Exhibits

          (c)  Exhibits

               (2.1) Agreement and Plan of Merger, dated as of May 31,
                     1998, among American Home Products Corporation, MA Sub, Inc. and Monsanto Company.

               (99) Press Release, dated June 1, 1998, announcing the execution of the Merger Agreement.



                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                         AMERICAN HOME PRODUCTS CORPORATION


                         By: /s/ Paul J. Jones
                               Vice President and Comptroller
                              (Duly Authorized Signatory and
                               Chief Accounting Officer)






Dated:  June 1, 1998

                                   EXHIBIT INDEX


               (2.1) Agreement and Plan of Merger, dated as of May 31,
                     1998, among American Home Products Corporation, MA Sub, Inc. and Monsanto Company.

               (99) Press Release, dated June 1, 1998, announcing the execution of the Merger Agreement.